As filed with the Securities and Exchange Commission on January 22, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

               Name: VAN WAGONER PRIVATE OPPORTUNITIES FUND, L.P.
                        (A Delaware Limited Partnership)

                      Address of Principal Business Office:

                        345 California Street, Suite 2450
                         San Francisco, California 94104

                        Telephone Number: (415) 835-5000

                Name and Address of Agent for Service of Process:

                             Garrett R. Van Wagoner
                           Van Wagoner Management LLC
                        345 California Street, Suite 2450
                         San Francisco, California 94104

                                    copy to:

       David A. Hearth, Esq.                        Wendell M. Faria, Esq.
Paul, Hastings, Janofsky & Walker LLP      Paul, Hastings, Janofsky & Walker LLP
 345 California Street, 29th Floor            1299 Pennsylvania Avenue, N.W.,
   San Francisco, CA 94104-2635                        10th Floor
                                                 Washington, D.C. 20004-2400


                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes /X/                                     No ___
                               ---

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco, and State of California, on the 19th day of January, 2001.


                                    VAN WAGONER PRIVATE OPPORTUNITIES FUND, L.P.

                                    By: VAN WAGONER MANAGEMENT LLC,
                                        its General Partner


Attest: /s/ William X. Minor                      By: /s/ Garrett R. Van Wagoner
        ----------------------------                  --------------------------
        William X. Minor                              Garrett R. Van Wagoner
        Chief Financial Officer                       Managing Member
        of General Partner of Registrant